Exhibit 4.5

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of April 4, 2014, among Rousselot Inc. , a Delaware corporation, Rousselot Dubuque Inc., a Delaware corporation, Rousselot Peabody Inc., a Massachusetts corporation, Sonac USA LLC, a Delaware corporation (each a “Guaranteeing Subsidiary”), each an indirect subsidiary of Darling International, a Delaware corporation (the “Issuer”), the Issuer, the Subsidiary Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Subsidiary Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 2, 2014, providing for the issuance of an unlimited aggregate principal amount of 5.375% Senior Notes due 2022, as supplemented thereby (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Subsidiary Guarantor. Each of the Guaranteeing Subsidiaries hereby agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including Article 10 thereof.

3. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Issuer or any Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Subsidiary Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARIES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterparty by facsimile or other electronic means (including “.pdf” and “.tif” format) shall constitute delivery of an executed original.

7. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the Guaranteeing Subsidiaries.

9. Benefits Acknowledged. Each of the Guaranteeing Subsidiaries’ Guarantee is subject to the terms and conditions set forth in the Indenture. Each of the Guaranteeing Subsidiaries acknowledge that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Subsidiary Guarantee are knowingly made in contemplation of such benefits.

10. Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in Section 10.06 of the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER

DARLING INTERNATIONAL INC.

By:	/s/ Colin Stevenson
	Name:	Colin Stevenson
	Title:	Executive Vice President and
Chief Financial Officer

NEW SUBSIDIARY GUARANTORS

ROUSSELOT INC.
ROUSSELOT DUBUQUE INC.
ROUSSELOT PEABODY INC.

By:	/s/ Larry Jeske
	Name:	Larry Jeske
	Title:	President

SONAC USA LLC

By:	/s/ Larry Jeske
	Name:	Larry Jeske
	Title:	Vice President – General Manager

Signature Page to Supplemental Indenture

EXISTING SUBSIDIARY GUARANTORS

GRIFFIN INDUSTRIES, INC.
CRAIG PROTEIN DIVISION, INC.
DARLING AWS LLC
TERRA HOLDING COMPANY
DARLING GLOBAL HOLDINGS INC.
DARLING NORTHSTAR LLC
TERRA RENEWAL SERVICES, INC.
EV ACQUISITION, INC.

By:	/s/ Colin T. Stevenson
	Name:	Colin T. Stevenson
	Title:	Executive Vice President and
Chief Financial Officer

Signature Page to Supplemental Indenture

TRUSTEE
U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

Signature Page to Supplemental Indenture